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                                                                    Ex 99.(e)(3)

                                     FORM OF

                                SERVICE AGREEMENT

This Agreement ("Agreement") is made by and among RiverSource Distributors, Inc. ("RSD"), RiverSource Service Corporation ("RSC"), and __________________________ ("Company"). RSD and RSC are separately and collectively referred to as "Fund Agent" as context requires.

                                    RECITALS

FIRST: RSD is a distributor of the shares of the Funds, and has been authorized to enter into agreements with entities lawfully registered under federal law and any applicable state law that provide for such entities to obtain unconditional orders for purchase of the Funds' shares from Plans and their participants.

SECOND: RSC is the transfer agent of the Funds and provides transfer agency and certain administrative services to the Funds.

THIRD: Company provides administrative and recordkeeping services for certain qualified and nonqualified defined contribution and defined benefit plans;

FOURTH: The parties desire to facilitate the purchase and redemption of shares of the Funds on behalf of the Plan and its participants, and to facilitate the provision of related administrative and shareholder services to the Plan and its participants.

THEREFORE, in consideration of the mutual covenants set forth herein, the parties agree as follows:

1.   DEFINITIONS

     (a) "BUSINESS DAY" means any day that the New York Stock Exchange is open for business.

     (b) "CLOSE OF TRADING" means the time the Funds calculate their net asset values, as described in the prospectuses for the Funds (generally 4 p.m. Eastern Time).

     (c) "FUND" OR "FUNDS" shall have the meaning set forth in Schedule A attached hereto.

     (d) "PLAN" shall mean each of the qualified and nonqualified defined contribution or defined benefit retirement plans eligible to invest in a Fund for which Company provides recordkeeping services.

2.   ORDERS AND SETTLEMENT

     (a) Company, or a third-party administrator acting as agent of the Company (an "Agent"), will receive from the Plan and/or from Plan participants or Plan representatives orders for the purchase, exchange and/or redemption of shares of each Fund ("Orders").

     (b) Company will communicate net Orders to Fund Agent via the National Securities Clearing Corporation's ("NSCC") Fund/SERV system. In the event there are net purchases in a Fund, the communication will reflect the net dollar amount to be

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          purchased. In the event there are net redemptions in a Fund, the communication will reflect the net dollar amount to be redeemed. If Company is unable to communicate this information for any reason, Company will indemnify the Funds and save and hold them harmless from any losses, cost, damages or liabilities resulting therefrom.

     (c) Fund Agent appoints Company as its agent and authorizes Company to appoint one or more Agents as its sub-agent, and Company accepts the appointment for the limited purposes of:

          (i)  receiving and transmitting Orders;

          (ii) communicating the acceptance of the Orders by each Fund to the Plan; and

          (iii) transmitting payment amounts for the purchase or redemption of Fund shares.

          The Business Day on which Orders are received in proper form by Company or an Agent from the Plan and/or Plan participants by the Close of Trading will be the date as of which shares of the Funds will be purchased and redeemed as a result of such Orders; provided that
          (a) Fund Agent or its designee receives settlement for any net purchase amount in accord with NSCC procedures on the following Business Day; and (b) such Orders were received by the Close of Trading on the day of acceptance by Company or an Agent. Orders received in proper form by Company or an Agent from the Plan and/or Plan participants after the Close of Trading on any given Business Day will be treated as if received on the next Business Day. Dividends will be issued in additional shares of the applicable Fund at net asset value in accordance with each Fund's then current prospectus.

     (d) Company represents and warrants that all Orders delivered to Fund Agent on any Business Day ("Day Two") for processing as of the immediately preceding Business Day ("Day One") shall have been received by Company or an Agent in proper form from the Plans and/or Plan participants no later than the Close of Trading on Day One and that any Orders received by Company or an Agent in proper form after the Close of Trading on any given Business Day will be transmitted to Fund Agent for processing as of the next following Business Day. With respect to processing of Orders that Company or an Agent receives in proper form by the Close of Trading on Day One, Company will transmit such Orders to Fund Agent through Fund/SERV by 4:40 a.m. Central Time ("CT") on Day Two.

     (e) An Order shall not be considered received by Company or an Agent in proper form until it has been actually received by Company or an Agent and cannot be modified or revoked by the Plan or Plan participant.

     (e) Notwithstanding the foregoing, if one or more Funds has determined to settle redemption transactions for all of its shareholders on a delayed basis (more than 1 Business Day, but in no event more than 7 calendar days, after the date on which the redemption order is received in proper form, unless otherwise permitted by an order of the Securities and Exchange Commission ("SEC") under Section 22(e) of the Investment Company Act of 1940 (the "1940 Act")), Fund Agent shall be permitted to delay sending redemption proceeds by the same number of days that the Fund is delayed sending redemption proceeds to the other shareholders of the Fund.

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     (f)  Company shall be responsible for the performance of any and all duties, functions, procedures, and responsibilities assigned to it under this agreement and as otherwise established by the NSCC. Company shall not be relieved of any duties or obligations under this Agreement, and Company shall be responsible for the acts or omissions of any agent as if such acts and omissions were its own. Company shall, and shall ensure that each Agent shall, maintain facilities, equipment, and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. Company shall, and shall ensure that each Agent shall, conduct each of the foregoing activities in a competent manner and in compliance with
          (a) all applicable laws, rules, and regulations, including NSCC rules and procedures relating to Fund/SERV Trust Level Processing, and (b) the then current prospectuses and statements of additional information of the Funds.

     (g) Trade and account registration information provided by the Company to Fund Agent through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC. All Orders provided by the Company regarding each Fund/SERV Account shall be true and correct and will have been duly authorized by the Plan or Plan participants. The Company shall, and shall ensure that each Agent shall, adopt, implement, and maintain procedures reasonably designed to ensure the accuracy and timeliness of all transmissions through Fund/SERV and to limit the access to and the inputting of data into Fund/SERV to persons specifically authorized by the Company.

     (h) For each Fund/SERV transaction, including transactions establishing Plan accounts with Fund Agent, Company shall provide the Funds and Fund Agent with all information necessary or appropriate to establish and maintain each Fund/SERV account (and any subsequent changes to such information), which the Company hereby certifies shall be, and shall remain, true and correct. The Company shall maintain documents required by Fund Agent or the Funds or by applicable law, rules, and regulations to verify all relevant information regarding each transaction, including any and all documents necessary to verify the time each Order was received in proper form by Company or an Agent.

     (i) Company will reconcile the records of the Plan to the confirmations. Company will notify Fund Agent of any differences within three (3) Business Days of the receipt of the confirmations. Fund Agent and Company will jointly determine the cause and the appropriate action to be taken.

     (j) All orders to purchase or redeem Fund shares will be subject to the conditions or requirements set forth in each Fund's then current prospectus.

     (k) Company agrees that, if it fails to settle net purchases of shares of a Fund as required by this Section and Fund Agent enters an offsetting redemption order with the Fund which is effected at a share price which is less than the share price at which the net purchase order was effected, Company will immediately reimburse the Fund, or any entity advancing such amounts to the Fund, for the amount of any shortfall owed to the Fund, plus interest. If settlement is not received by Fund Agent by the time specified herein, and Fund Agent accepts such settlement, then Fund Agent will be entitled to payment for the dollar amount of such purchase plus any costs incurred by Fund Agent as a result of the delay.

     (l) Fund Agent will furnish Company, with respect to each Fund, if applicable:

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          (i)  net asset value information as of the Close of Trading on each
               Business Day;

          (ii) dividend and capital gain information as it arises;

          (iii) the daily accrual for interest rate factor (mil rate).

          Fund Agent will use its best efforts to provide such information for each Fund to Company by means of facsimile or other electronic transmission or other mutually acceptable means by 7:00 p.m. Eastern Time on the same Business Day.

3.   LIABILITY FOR DATA TRANSMISSIONS

     Notwithstanding anything herein to the contrary,

     (a) Any adjustments to Orders which have previously been processed by Fund Agent will be made on a current day basis based on the Fund's current day share value. With prior approval from the Fund Agent, corrections to Orders shall be submitted manually, outside the NSCC system.

     (b) Any cost or loss incurred in the correction of errors and any compensation or reimbursement due to the Plan or its participants which occur as a result of a delay, omission or error by one of the parties hereto will be borne by that party (or, in the case of a delay, omission or error by Agent, borne by Company).

4.   REPORTS AND FURNISHING OF INFORMATION

     (a) All information, books, records and data supplied by one party to the other in connection with the negotiation or carrying out of this Agreement shall remain the property of the party supplying the information, books, records or data and shall be kept confidential by the other party except as may be required by law. Each party further agrees to use and disclose Personal Information, as defined below, only to carry out the purposes for which it was disclosed to them and will not use or disclose Personal Information where prohibited by applicable law, including, without limitation, statutes and regulations enacted pursuant to the Gramm-Leach-Bliley Act (Public Law 106-102). For purposes of this Agreement, "Personal Information" means financial information that identifies an individual personally and is not available to the public, including, but not limited to, credit history, income, and financial benefits. If either party outsources services to a third party, such third party will agree in writing to maintain the security and confidentiality of any information shared with them. Upon request of Fund Agent or the Fund, Company agrees to furnish or cause to be furnished copies of all such records, including, without limitation, any and all records necessary to verify the time each Order was received in proper form by Company or an Agent, and a list of all Agents receiving Orders under this Agreement, as may reasonably be requested.

     (b) Fund Agent shall have the right, upon reasonable notice to Company, during regular business hours, to audit all of Company's records and controls relating to this Agreement or the services performed by Company hereunder. Company shall ensure that Fund Agent also has the right, upon reasonable notice to Company and an Agent, during regular business hours, to audit all of the Agent's records and controls relating to this Agreement or the services performed by Agent hereunder. Fund Agent shall have the right to copy any or all of Company's or Agent's records

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          relating to this Agreement or the services performed by Company or
          Agent hereunder. At Fund Agent's option, such audit may be conducted by Fund Agent's own personnel or by an auditor selected by Fund Agent. Fund Agent shall use reasonable care to conduct each such audit in a manner that avoids any material disruption of Company's or Agent's business. Upon request, Company will furnish Fund Agent for review copies of all compliance certifications made to Company by an Agent, and an Agent's SAS 70 report.

     (c) Company will transmit to Fund Agent or the Funds (or to any agent designated by either of them) such information concerning the Plan and Plan participants as is reasonably necessary for Fund Agent to perform as contemplated by this Agreement and as any Fund reasonably concludes is necessary to enable that Fund to comply with applicable state Blue Sky laws.

     (d) All communications shall be directed to the attention of the persons and to the party intended as the recipient at the following address or to such other address as a party shall provide written notice to the other parties.

          (i)  All communications to Fund Agent should be sent to:

               RiverSource Service Corporation
               H27/52 Ameriprise Financial Center
               Minneapolis, MN 55474
                    Attn: Mutual Fund Counsel

          (ii) All communications to Company should be sent to:

     (d) Fund Agent will provide Company with prospectuses, statements of additional information, annual reports and semi-annual reports for each Fund and such other information with respect to each Fund as Company may reasonably request for delivery to the Plan and to Plan participants. Fund Agent will not be responsible for the costs of distributing such materials to the Plans and/or Plan participants.

5.   REPRESENTATIONS AND WARRANTIES

     (a)  Company represents and warrants that:

          (1) It has the power and authority under law and under the terms of its organizational documents to enter into and perform its obligations under this Agreement;

          (2) The execution, delivery and performance of this Agreement does not and will not (i) violate in any material respect any law or regulation (including without limitation, any Federal securities laws or provision of the Internal Revenue Code of 1986, as amended (the "Code") or the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any judgment or order by which the Company is bound, or (ii) constitute a non-exempt prohibited transaction within the meaning of section 4975 of the Code or section 406 of ERISA;

          (3) It will promptly notify Fund Agent in the event that it is for any reason unable to perform any of its obligations under this Agreement;

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          (4)  It has the capability to implement a commercially reasonable disaster recovery plan, and will continue to have access to the necessary facilities, equipment and personnel to perform the services under this Agreement in accordance with industry standards;

          (5) Company will make available Fund shares directly to the Plans without sales commissions or charges only under the conditions described in the Fund's registration statements and except as provided herein, it shall not hold itself out to the public or engage in any activity as an agent for, or distributor of, the Funds;

          (6) The services provided by Company pursuant to this Agreement will be performed by qualified personnel in accordance with the terms of this Agreement and industry standards;

          (7) If any requests or demands are received by Company for the inspection by any governmental or regulatory agency of Plan participant records with respect to a Fund or otherwise pertaining to any aspect of the services provided pursuant to this Agreement, Company will promptly notify Fund Agent;

          (8) It is registered as a transfer agent pursuant to Section 17A of the Securities Exchange Act of 1934, as amended (the "1934 Act"), or is not required to be registered as such;

          (9) It is registered as a broker-dealer under the 1934 Act and any applicable state securities laws, including as a result of entering into and performing the services set forth in this Agreement;

          (10) It is not and will not be, during the term of this Agreement, a fiduciary to the Plan as such term is defined in Section 3(21) of ERISA and section 4975 of the Code;

          (11) Company's, and each Agent's, internal control structure over the processing and transmission of Orders is designed to (a) prevent orders received after the Close of Trading from being aggregated and communicated to Fund Agent with orders received before the Close of Trading; and (b) minimize errors that could result in late transmission of orders to Fund Agent;

          (12) All Orders received by Company or an Agent from the Plans or Plan participants are and will be properly identified as to the date and time by which they are received in proper form by Company or an Agent;

          (13) Company and each Agent will cause an independent public accountant annually to review its internal controls and prepare a written report concerning the adequacy and testing of such controls for all of the material obligations undertaken by Company hereunder;

          (14) Company will, no less frequently than annually, promptly send a copy of said internal control reports to Fund Agent;

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          (15) Company will communicate to Fund Agent only Orders Company or an
               Agent receives from Plans or Plan participants eligible to invest in the share class of the Fund;

          (16) It has disclosed, in writing, the arrangements provided for in this Agreement including its compensation to the appropriate Plan fiduciary and it has full power and authority from that Plan fiduciary to enter into, perform services and receive compensation pursuant to this Agreement.

          (17) The fee it is receiving under this Agreement is reasonable in light of the other fees it is receiving for services to the Plan;

          (18) Company is a member of the NSCC and has access to the NSCC's Fund/SERV system;

          (19) Any and all information provided by Company to Fund Agent, whether written or oral, in connection with Fund Agent's decision to enter into this Agreement was at the time it was provided, accurate and complete, and Company shall promptly notify Fund Agent in writing should such information at any time become inaccurate or incomplete;

          (20) There are no actions, suits or proceedings by or before any regulatory or governmental authority pending, or to its knowledge threatened, which could reasonably be expected to materially impair its ability to carry out the terms of this Agreement;

          (21) It will promptly notify Fund Agent in writing if at any time any event occurs which would make, or tend to make, any of the representations, warranties or covenants contained in this Agreement untrue; and

          (22) It acknowledges that the Funds have instituted and adopted policies and procedures designed to deter market timing activity in the Funds and that the Funds or Fund Agent may take such action (including, without limitation, restricting exchanges, imposing redemption fees and rejecting certain purchase orders) as they deem necessary to reduce, discourage or eliminate frequent trading activities as described in a Fund's Prospectus. Company will impose any redemption fees described in the relevant Fund's Prospectus on applicable Share redemptions by its customers, and Company will use its best efforts to cooperate with the Funds and/or Fund Agent to implement any such procedures and restrictions on frequent trading or market timing activity. In addition, Company shall provide Fund Agent with such information as may be requested and execute such instructions from Fund Agent consistent with Rule 22c-2 of the 1940 Act and enter into a supplemental agreement as such becomes necessary to comply with the provisions of Rule 22c-2.

     (b) Subject to the accuracy of Company's representations and warranties set forth in this Agreement, Fund Agent represents and warrants that:

          (1) It has the power and authority under law and under the terms of its organizational documents to enter into and perform its obligations under this Agreement.

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          (2)  It will promptly notify Company in the event that it is for any reason unable to perform any of its obligations under this Agreement.

          (3) The execution, delivery and performance of this Agreement does not and will not (i) violate in any material respect any law or regulation (including without limitation, any provision of the Code or ERISA) or any judgment or order by which the Fund Agent is bound, or (ii) constitute a non-exempt prohibited transaction within the meaning of section 4975 of the Code or section 406 of ERISA.

6.   INDEMNIFICATION

     (a) Each party to this Agreement agrees to indemnify each other party to this Agreement, its directors, officers, employees and agents, including, in the case of indemnification by Company, the Funds (each an "Indemnitee") and hold each of them harmless against any and all direct losses, reasonable expenses (including, but not limited to, attorneys' fees), damages, claims or liabilities (collectively "Loss") resulting from or relating to its negligent performance of the duties and obligations, or breach of any representation or warranty, under this Agreement except to the extent the Loss is the direct result of the negligence or willful misconduct of the party seeking indemnification. Company agrees to indemnify Fund Agent, the Funds, their directors, officers, employees and agents and hold each of them harmless against any Loss resulting from or relating to the negligence or willful misconduct of an Agent as if such negligence or willful misconduct were that of Company.

     (b) In order for the indemnification provisions contained in Section 6 to apply, as soon as a claim for which a party may be required to indemnify another party is asserted, the party seeking indemnification will promptly notify the other party of the assertion, and will keep the other party advised with respect to all developments concerning the claim. The party who may be required to indemnify will have the option to participate with the party seeking indemnification in the defense of the claim or defend against the claim in its own name or in the name of the other party. The party seeking indemnification will in no case confess any claim or make any compromise in any case which the other party may be required to indemnify except with the other party's prior written consent.

7.   GOVERNING LAW

     To the extent that state law is not preempted by provisions of ERISA or any other laws of the United States, this Agreement shall be administered, construed and enforced in accordance with the laws of the State of Minnesota.

8.   MISCELLANEOUS

     (a) This Agreement may not be amended or assigned except by written instrument signed by all parties, provided, however, Fund Agent may amend this Agreement unilaterally to add additional funds to Schedule A at the appropriate fee factor in Schedule B, if any, based on the type of fund. The new or amended Schedule will be effective upon receipt by Company but will not be required to be signed by Company. It is understood and agreed that the intent of this provision is to avoid the inadvertent omission of funds or Plans from a Schedule, where Company has agreed to provide services to Plans seeking to invest in the funds.

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     (b)  This Agreement shall inure to the benefit of and be binding upon each party's successors and permitted assigns.

     (c) This Agreement may be terminated at any time by Company or Fund Agent upon 60 days' advance written notice to the other party. Notwithstanding the foregoing, this Agreement may be terminated immediately by any party for cause or if: (i) another party's representations and warranties set forth herein are or become inaccurate; or (ii) it is reasonably determined by a party that any of the obligations under this Agreement are prohibited or invalid as a result of any rule, regulation, exemption or other pronouncement of the Department of Labor interpreting or enforcing ERISA, but only if the parties are not able to modify this Agreement to be in compliance with ERISA without frustrating a material objective of any party in entering into this Agreement. Further, this Agreement will terminate immediately if Company's engagement as recordkeeper of the Plan terminates for any reason or at the option of Fund Agent, upon written notice to Company, if Fund Agent determines in its sole judgment exercised in good faith that Company has suffered a material adverse change in its business, operations, reputation or financial condition or is the subject of significant, widespread, persistent and negative publicity. Fund Agent may terminate the Agreement with respect to one or more, but not necessarily all, Funds or accounts in the Funds.

     (d) Company agrees to provide Fund Agent with at least 90 days' written notice prior to any sale or other transfer by Company of all or any substantial portion of its assets and/or operations relating to the services provided by Company under this Agreement, and to provide Fund Agent with such technical support as Fund Agent may reasonably request in order to facilitate the provision of such services by such purchaser or transferee or by such third party as Fund Agent shall determine.

     (e) Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

     (f) Company acknowledges that the information maintained by Fund Agent regarding its customers or participants, and all computer programs and procedures developed by it or its affiliates or agents in connection with performance of duties hereunder, constitute its confidential and proprietary property. Company agrees that should it come into possession of any list or compilation of the identities of or other information about Fund Agent's customers, or any other of its property, will hold such information or property in confidence and refrain from using, disclosing, or distributing any of such information or other property except (i) with Fund Agent's prior written consent, or (ii) as required by law or judicial process.

     (g) The parties agree that they are independent contractors and not partners or co-venturers or employees of each other, except that Company will be the agent of Fund Agent to the extent described in
          Section 2 hereof.

     (h) The terms of Sections 5, 6 and 7 and Subsection 8(f) hereof shall survive the termination of this Agreement.

     (i) All notices, consents and other communications provided for in this Agreement to be given by one party to any other party will be deemed validly given, if in writing and delivered personally or sent by express delivery or certified mail, return receipt requested, or confirmed facsimile transmission, to the address or telephone numbers provided in Section 4 hereof.

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     (j)  The Company will not make representations concerning the Funds or shares of the Funds except those contained in the then current prospectuses or statements of additional information of the Funds or in current sales materials with respect to the Funds approved by Fund Agent.

     (k) Except as otherwise provided in this Agreement, each party will bear all expenses incidental to the performance of its obligations under this Agreement.

     (l) Each party will maintain and preserve all records as required by law to be maintained and preserved in connection with the provision of the services it provides hereunder. Upon the request of a party, the other party will provide copies of all records as may be necessary to: (i) monitor and review the performance of a party's activities; (ii) assist a party in resolving disputes, reconciling records or responding to an auditor's inquiries; (iii) comply with any request of a governmental body of self-regulatory organization; (iv) verify compliance by a party with the terms of this Agreement; (v) make required regulatory reports; and (vi) perform general customer service.

     (m) The Agreement constitutes the entire agreement between the parties with respect to the transactions covered and contemplated hereunder.

     (n) It is understood and expressly stipulated by the parties hereto that none of the trustees, directors, officers, employees, or shareholders of Fund Agent or any Fund shall be personally liable hereunder.

     (o) In no way shall the provisions of this Agreement limit the authority of any Fund to take such action as it may deem appropriate or advisable in connection with all matters relating to the operation of such Fund and the sale of its shares, including without limitation the right of each Fund to reject any offer to purchase its shares, including purchases by exchange.

     (p) Company agrees to maintain comprehensive general liability coverage in accordance with industry standards. Company also shall carry fidelity bond coverage in an amount consistent with industry standards.

     (q) No party shall be deemed in default of this Agreement to the extent that any delay or failure in performance of its obligation(s) results, without its fault or negligence, from any cause beyond its reasonable control, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, power outages or strikes. This clause shall not excuse any of the parties of the Agreement from any liability which results from failure to have in place a reasonable disaster recovery and safeguarding plans adequate for protection of all data each of the parties to the Agreement are responsible for maintaining.

9.   SERVICES

     (a) Company shall provide distribution services; shareholder services; and plan administration services including, but not limited to, account set-up and maintenance, Plan reconciliation and account recordkeeping, transaction processing and settlement, paying or reinvesting dividends, account statement preparation and distribution, confirmation preparation and distribution, Plan administration including responding to Plan participant requests or inquiries, processing of Fund

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          distributions, Plan, Plan participant and account level tax reporting, preservation of applicable records, preparation and delivery (fulfillment) of applicable reports and disclosure documents, provision of current prospectuses and other Fund reports and documents to the Plan and its participants, compliance with laws and regulations applicable to the Plan, including applicable sections of the Code, and any applicable rules and regulations of applicable State regulatory or self-governing bodies. Upon reasonable request, Company shall provide reports to Fund Agent or the Funds' Board of Directors, so that they can ascertain the quality and level of service being provided.

     (b) Company acknowledges and agrees that Fund Agent shall not have any obligation to Company with respect to the services described in this section 9. Additionally, with respect to any agreement of indemnity under this Agreement, Fund Agent shall not have any obligation of indemnity or reimbursement to Company to the extent said loss, claim, damage, liability or expense is caused by an act or omission of Company. Further, Company shall use its best efforts to mitigate all costs and expenses. Additionally, Company hereby acknowledges and agrees that Fund Agent's obligation of indemnity or reimbursement, if any, shall be limited to actual damages. In no event shall Fund Agent be liable, in any manner whatsoever, for consequential, incidental, special or punitive damages.

10.  ANTI-MONEY LAUNDERING

     Company hereby acknowledges that: (i) it has adopted an anti-money laundering program that complies with the requirements of applicable anti-money laundering laws, including the USA Patriot Act, the Bank Secrecy Act and applicable regulations thereunder; (ii) it regularly searches its databases for shareholder/customer names and countries appearing on U.S. governmental agencies' lists of prohibited persons (i.e., lists maintained by the Office of Foreign Assets Control); and (iii) it monitors its compliance with such program. Company agrees to notify Fund Agent of any:
     (i) material changes to its policies and procedures; (ii) identified instances of non-compliance that involve an account related to the Funds or Fund Agent (a "Fund Agent Related Account"), either through a shareholder or transaction(s); and (iii) other anti-money laundering issues that may arise with respect to a Fund Agent Related Account. Company agrees to notify Fund Agent with such periodic certifications of compliance as Fund Agent may reasonably request.

The effective date of the Agreement is ___________________, 2007

RIVERSOURCE DISTRIBUTORS, INC.             ___________________________ [COMPANY]


BY:                                        BY:
    ------------------------------------       ---------------------------------
ITS:                                       ITS:
     -----------------------------------        --------------------------------


RIVERSOURCE SERVICE CORPORATION


BY:
    ------------------------------------
ITS:
     -----------------------------------

                                   SCHEDULE A
                                      FUNDS

                                          CUSIP       CUSIP       CUSIP       CUSIP
FUND NAME:                               CLASS R2    CLASS R3    CLASS R4    CLASS R5
----------                              ---------   ---------   ---------   ---------
RiverSource Core Bond Fund              768912727   768912719   768912503   768912693
RiverSource Disciplined Small Cap
   Value Fund                           768922791   768922783   768922882   768922775
RiverSource Diversified Bond Fund       768912685   768912677   768912875   768912669
RiverSource Global Equity Fund          768914566   768914558   768914780   768914541
RiverSource High Yield Bond Fund        768919862   768919854   768919508   768919847
RiverSource International Opportunity
   Fund                                 768915795   768915787   768915878   768915779
RiverSource Disciplined Equity Fund     76931H734   76931H726   76931H502   76931H718
RiverSource Diversified Equity Income
   Fund                                 76931G793   76931G785   76931G884   76931G777
RiverSource Mid Cap Value Fund          76931G769   76931G751   76931G835   76931G744
RiverSource Growth Fund                 76931H692   76931H684   76931H874   76931H676
RiverSource Large Cap Equity Fund       76931H668   76931H650   76931H825   76931H643
RiverSource Large Cap Value Fund        76931H635   76931H627   76931H767   76931H619
RiverSource Aggressive Growth Fund      76931F589   76931F571   76931F407   76931F563
RiverSource Small Cap Value Fund        76931F555   76931F548   76931F662   76931F530
RiverSource Cash Management Fund        N/A         N/A         N/A         768913709
RiverSource Retirement Plus 2010 Fund   76932C791   76932C783   76932C775   76932C767
RiverSource Retirement Plus 2015 Fund   76932C759   76932C742   76932C734   76932C726
RiverSource Retirement Plus 2020 Fund   76932C718   76932C692   76932C684   76932C676
RiverSource Retirement Plus 2025 Fund   76932C668   76932C650   76932C643   76932C635
RiverSource Retirement Plus 2030 Fund   76932C627   76932C619   76932C593   76932C585
RiverSource Retirement Plus 2035 Fund   76932C577   76932C569   76932C551   76932C544
RiverSource Retirement Plus 2040 Fund   76932C536   76932C528   76932C510   76932C494
RiverSource Retirement Plus 2045 Fund   76932C486   76932C478   76932C460   76932C452
RiverSource Strategic Allocation Fund   76931Q502   76931Q601   76931Q403   76931Q809
RiverSource Equity Value Fund           768917742   768917734   768917502   768917726
RiverSource Small Cap Advantage Fund    768917718   768917692   768917874   768917684
RiverSource Small Cap Growth Fund       768917676   768917668   768917767   768917650
RiverSource Balanced Fund               N/A         N/A         76931G405   N/A
RiverSource Disciplined International
   Equity Fund                          N/A         N/A         768915837   N/A
RiverSource Disciplined Small and
   Mid Cap Equity Fund                  N/A         N/A         768922833   N/A
RiverSource Dividend Opportunity Fund   N/A         N/A         76931M501   N/A
RiverSource Emerging Markets Bond
   Fund                                 N/A         N/A         768914624   N/A
RiverSource Emerging Markets Fund       N/A         N/A         768914509   N/A
RiverSource European Equity Fund        N/A         N/A         768915506   N/A
RiverSource Floating Rate Fund          N/A         N/A         76931K836   N/A
RiverSource Fundamental Growth Fund     N/A         N/A         76931F886   N/A
RiverSource Fundamental Value Fund      N/A         N/A         76931F837   N/A
RiverSource Global Bond Fund            N/A         N/A         768914830   N/A
RiverSource Global Technology Fund      N/A         N/A         768914731   N/A
RiverSource Income Builder Basic
   Income Fund                          N/A         N/A         76931L883   N/A
RiverSource Income Builder Enhanced
   Income Fund                          N/A         N/A         76931L842   N/A
RiverSource Income Builder Moderate
   Income                               N/A         N/A         76931L792   N/A
RiverSource Income Opportunities Fund   N/A         N/A         768912826   N/A
RiverSource Inflation Protected
   Securities Fund                      N/A         N/A         76931K885   N/A
RiverSource International Aggressive
   Growth Fund                          N/A         N/A         768920506   N/A
RiverSource International Equity Fund   N/A         N/A         768920878   N/A
RiverSource International Select
   Value Fund                           N/A         N/A         768920829   N/A

RiverSource International Small Cap
   Fund                                 N/A         N/A         768920761   N/A
RiverSource Limited Duration Bond       N/A         N/A         768912768   N/A
RiverSource Mid Cap Growth Fund         N/A         N/A         76931W509   N/A
RiverSource Portfolio Builder
   Aggressive Fund                      N/A         N/A         76931T407   N/A
RiverSource Portfolio Builder
   Conservative Fund                    N/A         N/A         76931T803   N/A
RiverSource Portfolio Builder
   Moderate Aggressive Fund             N/A         N/A         76931T852   N/A
RiverSource Portfolio Builder
   Moderate Conservative Fund           N/A         N/A         76931T811   N/A
RiverSource Portfolio Builder
   Total Equity Fund                    N/A         N/A         76931T720   N/A
RiverSource Portfolio Builder
   Moderate Fund                        N/A         N/A         76931T761   N/A
RiverSource Precious Metals and
   Mining Fund                          N/A         N/A         768923500   N/A
RiverSource Real Estate Fund            N/A         N/A         76931M873   N/A
RiverSource Select Value Fund           N/A         N/A         76931F779   N/A
RiverSource Short Duration
   U.S. Government Fund                 N/A         N/A         76931X507   N/A
RiverSource Small Cap Equity Fund       N/A         N/A         76931F720   N/A
RiverSource Small Company Index Fund    N/A         N/A         76931T662   N/A
RiverSource U.S. Government Mortgage
   Fund                                 N/A         N/A         76931X879   N/A
RiverSource Value Fund                  N/A         N/A         76931F613   N/A

Fund                                      Cusip
----                                    ---------
RiverSource Retirement Plus 2010 Fund
   (Class Y)                            76932C205
RiverSource Retirement Plus 2015 Fund
   (Class Y)                            76932C403
RiverSource Retirement Plus 2020 Fund
   (Class Y)                            76932C601
RiverSource Retirement Plus 2025 Fund
   (Class Y)                            76932C809
RiverSource Retirement Plus 2030 Fund
   (Class Y)                            76932C874
RiverSource Retirement Plus 2035 Fund
   (Class Y)                            76932C858
RiverSource Retirement Plus 2040 Fund
   (Class Y)                            76932C833
RiverSource Retirement Plus 2045 Fund
   (Class Y)                            76932C817

                                   SCHEDULE B

                                      FEES

Compensation for services rendered under Section 9 of the Agreement shall be contingent upon fees being payable under Fund Agent's agreements with the Funds.

As compensation for the services Company renders under Section 9 of the Agreement, Fund Agent will pay a fee to Company equal to on an annual basis the rate set forth below multiplied by the average daily value of the assets in Company accounts in the Funds held on Fund Agent's systems.

Share Class                R-2    R-3    R-4    R-5     Y
-----------               ----   ----   ----   ----   ----
12b-1 Fee                 0.50%  0.25%  0.00%  0.00%  0.00%
Plan Administration Fee   0.25%  0.25%  0.25%  0.00%  0.25%
Other                     0.10%  0.10%  0.10%  0.10%  0.00%
                          ----   ----   ----   ----   ----
Total Rate                0.85%  0.60%  0.35%  0.10%  0.25%
                          ====   ====   ====   ====   ====

Company acknowledges and agrees that 0.25% of the 12b-1 fee paid on R-2 Shares is compensation for distribution services provided by a broker-dealer registered under the 1934 Act and Company represents and warrants that it shall pay such fee to such broker-dealer for such services.